Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 17, 2010

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PowerShares DB US Treasury Exchange Traded Notes


THE TREASURY DEPARTMENT

Description

The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol: LBND) and PowerShares DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes (Symbol: SBND) (collectively, the "PowerShares DB U.S. Treasury ETNs," or the "ETNs") are the first exchange-traded products that provide investors with a cost effective and convenient way to take a leveraged long or leveraged short view on the performance of the CBOT Ultra T-Bond futures.

The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond Futures Index measures the performance of a short investment in the CBOT Ultra T-Bond futures. The underlying assets of the Ultra T-Bond futures are U.S. Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History[1]


Index History[1] (Growth of $10,000 since May 4, 2010)
3x Long + T-bills
3x Short + T-bills
$11,098
$8,858
$12k
$10k
$8k
$6k
$4k
$2k
$0
5/4/10
5/17/10
5/28/10

Source: DB / Bloomberg

Short ETN Index Weights

As Of:

Contract	Contract Expiry Date	Weight %
Ultra Long Term UST Bond Future	21-Sep-2010 / SEP0	-100.0

Long ETN Index Weights

As Of:

Contract	Contract Expiry Date	Weight %
Ultra Long Term UST Bond Future	21-Sep-2010 / SEP0	100.0

PowerShares DB US Treasury ETN & Index Data

Ticker symbols

3x Long 25+ Year Treasury Bond	LBND
3x Short 25+ Year Treasury Bond	SBND

[1]Index data is as of June 28, 2010. Index history is for illustrative purposes only and does not represent actual ETN performance. The initial publication date of the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index is May 4, 2010. All historic index data shown is based on the initial publication date. Index history is based on a combination of three times the monthly returns from the relevant Treasury index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

SBND Financial Details

Ticker: SBND	
Last Update	17-Aug-201010:30 AM
Price	Not Available
SBND Index Level*	60.0493
Indicative Intra-day Value **	20.9322
Last end of day Value ***	20.7327
Last date for end of day Value	16-Aug-2010

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the SBND
*** Last end of day SBND RP

LBND Financial Details

Ticker: LBND	
Last Update	17-Aug-201010:30 AM
Price	Not Available
LBND Index Level*	148.2693
Indicative Intra-day Value **	29.1386
Last end of day Value ***	29.354
Last date for end of day Value	16-Aug-2010

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the LBND
*** Last end of day LBND RP

Contact Information

Any questions please call
1-877-369-4617

Intraday indicative value symbols

3x Long 25+ Year Treasury  LBNDIV
Bond
3x Short 25+ Year Treasury SBNDIV
Bond

CUSIP symbols

LBND                       25154N522
SBND                       25154N530

Details

ETN price at inception     $25.00
Inception date             6/28/2010
Maturity date              5/31/2040
Yearly investor fee        0.95%
Leveraged reset frequency  Monthly
Listing exchange           NYSE Arca
DB Long UST Futures Index  DBBNDL
DB Short UST Futures       DBBNDS
Index

Risks(2)

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations
on repurchase
Concentrated exposure
Credit risk of the issuer
Issuer call right

Benefits

Leveraged long and short notes
Relatively Low Cost
Intraday access
Listed Tax
Treatment(3)

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

Index history does not refl ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and ETN performance, go to
dbfunds.db.com/notes.

(2)The ETNs are senior unsecured obligations of Deutsche Bank AG, London
Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs provide concentrated exposure to U.S. Treasury bond futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affi liates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents fi led by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

The ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. In particular, the ETNs are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns.
The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the
ETNs. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signifi cant adverse monthly performances for your ETNs may not be offset by any benefi cial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.
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